Exhibit 99.1

Revance Appoints Dr. Philip Vickers to its Board of Directors

NEWARK, Calif., February 26, 2015 – Revance Therapeutics, Inc. (NASDAQ:RVNC), a specialty biopharmaceutical company developing botulinum toxin products for use in aesthetic and therapeutic indications, today announced that Philip J. Vickers, Ph.D., Executive Vice President and Global Head of Research & Development at Shire plc, has been appointed to its Board of Directors, effective February 26, 2015.

Dr. Vickers has over 25 years of experience developing and commercializing innovative biologics and small molecules and currently is responsible for overseeing preclinical research, clinical development, regulatory affairs, medical affairs and pharmacovigilance at Shire. He directs the organization’s growing product portfolio and plays a key role in developing and executing Shire’s global business strategy. Dr. Vickers is a member of Shire’s Executive and Pipeline Committees.

“Revance is honored to add a pharmaceutical executive with such significant strategic business and R&D expertise to our board,” said Dan Browne, co-founder, President and Chief Executive Officer of Revance. “Phil’s hands-on operating experience and insights will be great assets as we execute our clinical research and development programs to move toward regulatory approval of our novel neurotoxin product candidates, RT001 and RT002, and expand our botulinum toxin pipeline into a wide variety of therapeutic areas.”

“I have long admired the innovative work that Dan and his team have accomplished to advance the neurotoxin field for multiple indications. Revance is emerging as a true leader in developing new and exciting compositions and delivery technologies for botulinum toxin. I am delighted to join them in this exciting stage of their development,” said Dr. Vickers.

Dr. Vickers joined Shire from Resolvyx Pharmaceuticals, where he was President and Chief Scientific Officer. While at Resolvyx, he was a member of the Board of Directors. Prior to Resolvyx, Dr. Vickers was Senior Vice President and U.S. Head of Research at Boehringer-Ingelheim Pharmaceuticals and he spent over 13 years with Pfizer in a number of R&D executive leadership positions. These roles included drug discovery leadership across multiple therapeutic areas, and leading Pfizer’s Research and Technology Center in Cambridge, MA.

Dr. Vickers holds a Ph.D. in Biochemistry from the University of Toronto, Canada, and a Bachelor of Science degree in Applied Biochemistry from the University of Salford, Manchester, England. He was also a Visiting Fellow at the National Cancer Institute in Bethesda, Maryland.

RT001 and RT002 Product Candidates

Revance is currently developing two botulinum toxin type A product candidates. RT001 is a topical formulation, which has the potential to be the first commercially available non-injectable dose form. Revance is studying topical RT001 for aesthetic indications, such as crow’s feet lines (wrinkles around the eyes) and therapeutic indications such as hyperhidrosis (excessive sweating). RT002 is a novel, injectable formulation of botulinum toxin designed to be more targeted and longer lasting than currently available injectable botulinum toxin products. Revance is studying injectable RT002 for aesthetic indications, such as glabellar (frown) lines and therapeutic uses, such as muscle movement disorders. Both products would have the potential to expand into additional aesthetic and therapeutic indications in the future.

About Revance Therapeutics, Inc.

Revance is a specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products for multiple aesthetic and therapeutic indications. The company is leveraging its proprietary portfolio of botulinum toxin compounds combined with its patented TransMTS® peptide delivery system to address unmet needs in the large and growing neurotoxin markets. Revance’s proprietary TransMTS technology enables delivery of botulinum toxin A through two novel dose formulations, a needle-free topical form and an injectable form that may localize the drug to the site of injection resulting in a more targeted and potentially longer lasting delivery. Revance is pursuing clinical development for product candidates topical RT001 and injectable RT002 in a broad spectrum of aesthetic and therapeutic indications. The company holds worldwide rights for all indications of RT001, RT002 and the TransMTS technology platform. More information on Revance Therapeutics can be found at www.revance.com.

“Revance Therapeutics”, TransMTS® and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

Contacts

Investors:

Revance Therapeutics

Jeanie Herbert

(714) 325-3584

jherbert@revance.com

Westwicke Partners

Leigh Salvo

(415) 513-1281

leigh.salvo@westwicke.com